UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

The Advisory Board Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Company has provided a letter to certain of its stockholders in substantially the form below:
[The Advisory Board Company Letterhead]
[Date]
[Insert Name]
[Insert Title]
[Insert Company]
[Insert Address Line 1]
[Insert Address Line 2]
Dear [Insert Name],
At our upcoming Annual Meeting of Stockholders to be held on November 15, 2006, we will be asking for your approval of The Advisory Board Company 2006 Stock Incentive Plan (“2006 Plan”). As we note in the enclosed Proxy Statement, our business model is built on intellectual capital and our ability to continue attracting and retaining top talent is critical to our ongoing success. Historically, share based awards have played a significant role in our incentive compensation program for key personnel by aligning employee interests with the interests of investors and keeping employees focused on the long-term growth of the company.
We believe the 2006 Plan is in the best interest of our shareholders and will provide the competitive compensation structure vital to the Company’s long-term success. If passed, the 2006 Plan will permit us to grant up to an additional 1,200,000 new shares, facilitating forward visibility into this important element of employee compensation.
We would like to highlight certain factors that should be considered in reviewing the 2006 Plan:
•	The 2006 Plan was recently recommended for approval by Institutional Shareholder Services in their report released Monday, October 30, 2006.

•	More than 50% of our outstanding options contain long-term vesting provisions in order to align our optionholder interests with those of our long-term shareholders.

•	Following a strategic decision by our Board of Directors in March 2004 to return equity to our shareholders through a share repurchase program, we have repurchased a total of 2,760,481 shares (approximately 13% of our total shares issued and outstanding). We currently have approximately $39 million available for additional share repurchases.

•	Certain members of our Board of Directors and senior management team, reflecting their focus on the long-term growth of the Company, have made a decision to hold a total of 762,422 shares subject to vested awards, which inflates the overhang.

[Name]
Page two
When taking into consideration the impact of the final two points above, our adjusted overhang under the 2006 Plan would be approximately 18%, a measure we believe best reflects the overall dynamics of our equity strategy. Further, we intend to maintain an equity grant burn rate across the next three fiscal years equal to or less than the industry mean plus one standard deviation as of the end of our most recently completed fiscal year. We anticipate that this approach will reduce the number of equity awards we will grant in the next three fiscal years by approximately 10% on an absolute basis and approximately 40% on a per-employee basis, as compared to the prior three fiscal years.
We believe our incentive structure has played a significant role in our ability to attract and retain senior staff resulting in our strong past performance in terms of revenue growth, earnings per share growth, and member renewal rates. With an annual retention rate for senior-most staff of 98%, our revenue has grown from $81.0 million in fiscal 2002 to $165.0 million in fiscal 2006, a compound annual growth rate of 19.5%, and diluted earnings per share grew from $0.62 per share to $1.35 across the same period. In addition, our member renewal rate for each of the last five fiscal years has equaled or exceeded 87%. We believe that these factors indicate that our management style and compensation philosophy are working effectively.
Thank you for your continued interest in The Advisory Board Company. We hope you agree with the recommendation of our Board of Directors and that you will vote in favor of the 2006 Plan. Please do not hesitate to contact us if you have any additional questions or want to discuss any part of the 2006 Plan.
Sincerely,

[Signature]